EXHIBIT 99.1

Wako Logistics Group Reports 2007 First Half Results -- Revenues Up 51% Over Same Period in 2006

Chicago.—(PR Newswire)—August 15, 2007--Wako Logistics Group, Inc. ("WLG") (OTCBB:WKOL.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the six month ended June 30, 2007.

Financial Overview -- Revenues reach $61 million

WLG reported first half 2007 revenues of $61 million, an increase of 51% over revenues of $41 million for the same period in 2006. In the first six months of 2007, WLG's EBITDA (earnings before interest, taxes, depreciation and amortization) rose to $1.23 million, compared to an EBITDA of $0.29 million for the same period last year. Net income before taxes increased by $0.73 million from a loss of $0.16 million in 2006 to a profit of $0.57 million for the first half of 2007.

Selling and administrative expenses totaled $8.6 million at the end of June 2007, compared to $6.4 million for the same period in 2006, for an increase of 35%, but which was less than the 51% growth in revenues reported for this period. Non-cash charges for depreciation and amortization for the first six months of 2007 were $0.49 million, for an increase of $0.20 million over 2006, or 69%. Substantially all of the increase in non-cash charges is due to the amortization of intangible assets recognized in connection with the acquisitions that WLG completed in the latter part of 2006. WLG’s shareholders’ equity increased from $7.7 million at June 30 2006, to $10.3 million as of June 30, 2007.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer commented, "We continue to see improvements in our fiscal results and operations every quarter. All of us at WLG are extremely pleased with our financial numbers for the first six months of 2007. These results reflect the investments, both financially and in management time, we continue to make to improve our operations, including the steps taken to integrate the acquisitions completed over the past couple of years. While we recognize that growth requires time and money, we see our results as strong evidence that our business strategy is on target.

Moving forward, we will continue to look for "growth with profit" opportunities, and, as an example of this, we were proud to announce the acquisition of World Commerce Services, LLC ("WC") at the end of July 2007. As with past acquisitions, we are working hard to integrate WC's operations with those of WLG. Located in Schaumburg, Ill. and with reported revenues of $80 million in 2006, WC's operations are synergistic with those of WLG. In particular, WC moves large volumes of freight from the Far East for its US customers Our offices in China can provide needed support for these shipments, just as WC's network of offices in the US can provide additional coverage for us in the US market.

Our results for the first six months of 2007, particularly when compared to last year, confirm that we are well positioned to leverage on our past accomplishments to gain market share and expand our range of services. Our business model calls for us to provide high quality and personalized services on an international scale at competitive prices, and we are taking the steps necessary to execute this strategy. As a company, our objectives are clear and these are to create sustainable and profitable growth leading to greater value for our shareholders. All members of the WLG team are committed to achieving these goals."

About Wako Logistics Group, Inc.

Wako Logistics Group Inc. is an international, non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and supply chain management services to customers throughout the world. Additional information is available at http://www.wakogroup.com/.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; WLG's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of WLG's competitors; and the need for WLG to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect WLG is included in WLG's filings with the Securities and Exchange Commission, including its most recent Form 10-KSB filing.

Reconciliation of Non−GAAP Measure

WLG believes that net income applicable to common stock is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. In addition, we also think that the presentation of EBITDA is relevant and useful because this metric is commonly used by the logistics industry, financial analysts and others in the financial community to evaluate our operating performance, as well as that of our competitors.

The following table reconciles EBITDA with net income applicable to common stock as derived from WLG’s Report on Form 10-Q for the period ended June 30, 2007:

Wako Logistics Group, Inc.

Reconciliation of Non-GAAP Measure

For the six months ended June 30		2006		2007
	$	('000)	$	('000)

Net income (loss) applicable to common stock		(297)		314

Add back:

Dividends on preferred stock		45		45
Income taxes		88		211
Interest expense		182		205
Interest income		(22)		(33)
Depreciation and amortization		289		487
Total add backs		582		915

EBITDA		$285		$1,229

Contact:
Chris Wood
   chrisw@wakogroup.com